Exhibit A

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

SCOR S.A.

AND

PATINEX AG

DATED AS OF FEBRUARY 16, 2007

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

1.1	Certain Defined Terms.	1
1.2	Construction.	5

ARTICLE II
SALE AND PURCHASE OF COMPANY EQUITY SECURITIES;
CLOSING PROCEDURE

2.1	Sale and Purchase of Owned Shares and Purchase Rights Shares.	6
2.2	Cash Closing.	6
2.3	Share Closing.	7

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.1	Authorization.	8
3.2	Binding Agreement.	9
3.3	Organization.	9
3.4	Consents and Approvals; No Violations.	9
3.5	Ownership of Company Equity Securities.	9
3.6	Compliance with Applicable Laws.	10
3.7	Information.	10
3.8	Litigation.	10
3.9	Full Disclosure.	10

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1	Authorization.	11
4.2	Binding Agreement.	11
4.3	Organization.	11
4.4	Consents and Approvals; No Violations.	11
4.5	Share Consideration.	12
4.6	Full Disclosure.	12

ARTICLE V
CERTAIN COVENANTS

5.1	Public Statements.	12
5.2	Further Assurances.	13
5.3	Governmental Approvals.	13
5.4	Compliance with Applicable Laws.	13
5.5	No Transfer of the Company Equity Securities.	14
5.6	Share Consideration Price Adjustment.	14
5.7	Aggregate Consideration Adjustment.	14
5.8	Execution of Contribution Agreement.	15
5.9	Confidentiality.	15

ARTICLE VI
CONDITIONS TO CLOSING

6.1	Conditions to the Purchaser’s Obligations.	15
6.2	Conditions to the Seller’s Obligations.	16
6.3	Conditions to the Parties’ Obligations.	16

ARTICLE VII
TERMINATION

7.1	Termination.	17
7.2	Effect of Termination.	17

ARTICLE VIII
INDEMNIFICATION

8.1	Survival Periods.	17
8.2	Indemnification by Seller.	18
8.3	Indemnification by Purchaser.	18
8.4	Limitation of Liability.	18

ARTICLE IX
MISCELLANEOUS

9.1	Fees and Expenses; Taxes.	19
9.2	Consent to References.	19
9.3	Notices.	19
9.4	Entire Agreement; No Third Party Beneficiaries.	20
9.5	Specific Performance.	20
9.6	Waivers and Amendments; Non–Contractual Remedies.	20
9.7	Binding Effect; Assignment.	21
9.8	Severability.	21
9.9	Governing Law.	21
9.10	Arbitration.	21

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This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 16, 2007, by and between SCOR S.A., a société anonyme organized and existing under the laws of the French Republic (the “Purchaser”) and Patinex AG, an Aktiengesellschaft organized and existing under the laws of Switzerland (the “Seller”). The Purchaser and the Seller are each sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, as of the date hereof, the Seller is the legal and beneficial owner of (i) 14,185,350 Company Shares (as defined in Section 1.1 below) of Converium Holding AG (the “Company”), an Aktiengesellschaft organized and existing under the laws of Switzerland (the “Owned Shares”), and (ii) warrants traded on the SWX (as defined in Section 1.1 below) with entitlements to purchase 14,835,000 Company Shares (the “Purchase Rights” and, together with the Owned Shares and, as and when applicable, the Purchase Rights Shares (as defined in Section 1.1 below), the “Company Equity Securities”); and

WHEREAS, the Seller wishes to sell the Owned Shares and the Purchase Rights Shares to the Purchaser and the Purchaser desires to purchase the Owned Shares and the Purchase Rights Shares from the Seller, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1            Certain Defined Terms. Unless otherwise expressly provided in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For the avoidance of doubt, BZ Bank Aktiengesellschaft shall not be deemed an Affiliate of the Seller for purposes hereof.

“Aggregate Cash Amount” shall have the meaning set forth in Section 2.1 hereof.

“Aggregate Consideration” shall have the meaning set forth in Section 2.1 hereof.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“AMF General Regulation” shall mean the General Regulation (Réglement général) of the French Autorité des marchés financiers.

“Applicable Law” shall mean, with respect to any Person or any property or asset, all laws, statutes, ordinances, codes, rules, regulations or Orders applicable to or binding on such Person (or its properties or assets) or to such property or asset from time to time.

“Beneficial Owner” shall have the meaning set forth in Section 3.5 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the Purchaser is closed for business or banking institutions located in Zurich, Switzerland or Paris, France are authorized or obligated by law or executive order to be closed. For all purposes hereof, any action required to be performed on any day which is not a Business Day, or any period for giving notice or taking any action or otherwise which ends on a day which is not a Business Day, shall be deemed to be a day which is the next Business Day.

“Cash Amount” shall have the meaning set forth in Section 2.3(d) hereof.

“Cash Closing” shall have the meaning set forth in Section 2.2(a) hereof.

“Cash Closing Date” shall have the meaning set forth in Section 2.2(a) hereof.

“Cash Payment Option” shall have the meaning set forth in Section 2.3(d) hereof.

“Cash Payment Option Closing” shall have the meaning set forth in Section 2.3(d) hereof.

“Cash Payment Option Closing Date” shall have the meaning set forth in Section 2.3(d) hereof.

“Cash Shares” shall have the meaning set forth in Section 2.1 hereof.

“Company” shall have the meaning set forth in the Recitals to this Agreement.

“Company Equity Securities” shall have the meaning set forth in the Recitals to this Agreement.

“Company Share” shall mean any registered share, nominal value CHF 5 per share, of the Company.

“Confidentiality Agreement” shall mean the confidentiality agreement dated January 24, 2007 between the Seller and the Purchaser.

“Damages” shall have the meaning set forth in Section 8.2 hereof.

“Dispute” shall have the meaning set forth in Section 9.10(a) hereof.

“Effectively Exchanged Shares” shall have the meaning set forth in Section 2.3(d) hereof.

“Encumbrances” shall have the meaning set forth in Section 3.5 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchanged Shares” shall have the meaning set forth in Section 2.1 hereof.

“Governmental Authority” shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency, commission or other instrumentality or any quasi–governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi–governmental functions, including any such entity charged with supervision of insurance or reinsurance companies.

“Interest” shall mean an interest of EURIBOR 3 months applied to the Cash Amount during the period starting as of the Cash Closing Date and ending on the Cash Payment Option Closing Date, as applicable on an actual/actual basis (provided, however, that in the event of partial exercise of the Cash Payment Option by the Purchaser prior to the Share Closing Date, the interest rate of EURIBOR 3 months shall be applied to the amount resulting from multiplying the exact number of Exchanged Shares effectively acquired by the Purchaser pursuant to the partial exercise of the Cash Payment Option by CHF 21 (twenty one Swiss Francs) during the period from the Cash Payment Option Closing Date until the Share Closing Date).

“ISA” shall mean the Swiss Federal Act on The Supervision of Insurance Companies dated December 17, 2004.

“Mandatory Approvals and Notifications” shall mean any and all approvals and notifications set forth in Schedules 3.4 and 4.4 hereto.

“Order” shall mean any judgment, injunction, order, award, ruling, writ, decree or other restriction of any court or arbitrator or Governmental Authority having competent jurisdiction.

“Owned Shares” shall have the meaning set forth in the Recitals to this Agreement.

“Party” shall have the meaning set forth in the first paragraph of this Agreement.

“Person” shall mean any individual, trust, estate, corporation, limited liability company, partnership or any other incorporated or unincorporated entity, or Governmental Authority.

“Purchaser” shall have the meaning set forth in the Preamble of this Agreement.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2 hereof.

“Purchaser’s Certificate” shall mean a certificate to be executed by a duly authorized representative of the Purchaser and to be delivered to the Seller as of the Cash Closing, the Share Closing and/or the Cash Payment Option Closing, as applicable, certifying to the Seller that the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been complied with in all respects by the Purchaser as of the relevant date.

“Purchase Rights” shall have the meaning set forth in the Recitals to this Agreement.

“Purchase Rights Shares” shall mean all or part, depending as applicable on the effective date of exercise of the Purchase Rights by the Seller, of the 14,835,000 Company Shares to be legally and beneficially owned by the Seller as a result of its exercise of the Purchase Rights pursuant to the terms of this Agreement.

“Purchaser Shares” shall have the meaning set forth in Section 2.1 hereof.

“Purchaser’s AGM” shall have the meaning set forth in Section 2.3(a) hereof.

“Registration Date” shall mean the twenty fifth (25th) Business Day after the date of execution of this Agreement.

“Representatives” shall have the meaning set forth in Section 8.2 hereof.

“Restricted Information” shall mean information regarding the Company and/or its Affiliates the disclosure of which would violate Applicable Law or third party rights or make the Purchaser an insider or tippee pursuant to applicable insider trading laws and regulations, with the effect that the Purchaser would not be entitled to enter or consummate this Agreement, as long as such information is non–public.

“Rules” shall have the meaning set forth in Section 9.10(a) hereof.

“Seller” shall have the meaning set forth in the Preamble of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3 hereof.

“Seller’s Bank Account” shall have the meaning set forth in Section 2.2(c) hereof.

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“Seller’s Certificate” shall mean a certificate to be executed by a duly authorized representative of the Seller and to be delivered to the Purchaser as of the Cash Closing, the Share Closing and/or the Cash Option Payment Closing, as applicable, certifying to the Purchaser that the conditions set forth in Sections 6.1(a) and 6.1(b) hereof have been complied with in all respects by the Seller as of the relevant date.

“SESTA” shall mean the Swiss Federal Act on Stock Exchanges and Securities Trading of March 24, 1995, as amended.

“SESTO FBC” shall mean the Ordinance of the Federal Banking Commission on Stock Exchanges and Securities Trading of June 25, 1997, as amended.

“Share Closing” shall have the meaning set forth in Section 2.3(a) hereof.

“Share Closing Date” shall have the meaning set forth in Section 2.3(a) hereof.

“SWX” shall mean the SWX Swiss Exchange.

“Taxes” shall mean all Swiss or foreign taxes, including income, corporate income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, franchise, employment, withholding, excise, transfer (including real property transfer or gains), stamp, documentary, filing and recordation taxes or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transfer” shall mean, with respect to a security, whether directly or indirectly (i) to sell, pledge, encumber, grant an option with respect to, transfer or otherwise dispose of such security or any interest therein (including any voting interest), or (ii) to enter into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

1.2            Construction. For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise expressly stated, be construed to refer to this Agreement as a whole (including any Exhibit or Schedule hereto) and not to any particular provision of this Agreement, and Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of or to this Agreement unless otherwise expressly specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless otherwise expressly specified; (iv) the word “or” shall not be exclusive; and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise expressly specified.

ARTICLE II

SALE AND PURCHASE OF COMPANY EQUITY SECURITIES;

CLOSING PROCEDURE

2.1            Sale and Purchase of Owned Shares and Purchase Rights Shares. Subject to the terms and the conditions of this Agreement and on the basis of the representations and warranties of each of the Parties contained herein, the Seller shall sell, convey and transfer, and the Purchaser shall purchase, free and clear of all Encumbrances, in accordance with Sections 2.2 and 2.3 below, (i) all of the Owned Shares legally and beneficially owned by the Seller and (ii) all of the Purchase Rights Shares legally and beneficially owned by the Seller, for an aggregate consideration of CHF 121,885,470 (one hundred twenty one million eight hundred eighty five thousand four hundred seventy Swiss Francs) (the “Aggregate Cash Amount”) and 14,331,037 newly issued ordinary shares, with a par value of EUR 7.8769723 each, of the Purchaser (the “Purchaser Shares” and, together with the Aggregate Cash Amount, the “Aggregate Consideration”), i.e. a consideration of CHF 4,20 (four Swiss Francs and twenty cents) and 0.4938272 Purchaser Share per Company Share. The Aggregate Consideration shall be allocated as follows: (a) the Aggregate Cash Amount for 5,804,070 Company Shares corresponding to 3.96% of the Company’s issued share capital (the “Cash Shares”) and (b) 14,331,037 Purchaser Shares (the “Share Consideration”) for 23,216,280 Company Shares corresponding to 15.83% of the Company’s issued share capital (the “Exchanged Shares”).

2.2	Cash Closing.

(a)            The consummation of the sale and purchase of the Cash Shares pursuant to the terms of this Agreement (the “Cash Closing”) shall take place at (i) the Zurich offices of Homburger, as soon as reasonably practicable but no later than five (5) Business Days following the satisfaction or waiver of all conditions set forth in Article VI below (other than those conditions that by their nature are to be satisfied as of the Cash Closing Date, but subject to the fulfilment or waiver of those conditions as of the Cash Closing Date) in accordance with this Agreement or (ii) at such other time and place as the Parties may mutually agree in writing. The date on which the Cash Closing occurs is called the “Cash Closing Date”.

(b)            At the Cash Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser (i) a valid assignment of the Cash Shares in writing with written notice to the Company to that effect (provided, however, that the time of delivery of such notice to the Company shall have to be agreed by the Purchaser) and evidence of a book transfer of the Cash Shares to the Purchaser through SIS (Lieferung gegen Zahlung) and (ii) a Seller’s Certificate dated as of the Cash Closing Date, and shall do all such other acts as may be required under Applicable Law and the articles of incorporation of the Company to transfer the Cash Shares and all rights connected therewith to the Purchaser.

(c)            At the Cash Closing, the Purchaser shall (i) pay to the Seller an amount equal to the Aggregate Cash Amount in cash by wire transfer in immediately available funds to a bank account designated by the Seller and notified to the Purchaser at least three (3) Business Days prior to the Cash Closing (the “Seller’s Bank Account”) and (ii) deliver the Purchaser’s Certificate dated as of the Cash Closing Date to the Seller.

2.3	Share Closing.

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(a)            The consummation of the sale and purchase of the Exchanged Shares pursuant to the terms of this Agreement (the “Share Closing”) may, in each case subject to the satisfaction or waiver of all conditions set forth in Article VI below as of the Share Closing Date, take place, at the Purchaser’s sole discretion (provided, however, that the Purchaser shall be obligated to provide, at least five (5) Business Days in advance of the Share Closing Date, a written notice to the Seller setting forth the contemplated Share Closing Date), at the Zurich offices of Homburger either (i) on the Cash Closing Date or (ii) at any time during the period starting as of the Cash Closing Date and ending on the fifth (5th) Business Day after the date of the Purchaser’s annual general shareholders’ meeting approving its financial statements for the fiscal year 2006 (the “Purchaser’s AGM”). The date on which the Share Closing occurs is called the “Share Closing Date”.

(b)            At the Share Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser (i) a valid assignment of the Exchanged Shares in writing with written notice to the Company to that effect (provided, however, that the time of delivery of such notice to the Company shall have to be agreed by the Purchaser) and evidence of a book transfer of the Exchanged Shares to the account of the Purchaser through SIS and (ii) a Seller’s Certificate dated as of the Share Closing Date, and shall do all such other acts as may be required under Applicable Law and the articles of incorporation of the Company to transfer the Exchanged Shares and all rights connected therewith to the Purchaser.

(c)            At the Share Closing, subject to the approval of its extraordinary shareholders’ meeting, the Purchaser shall (i) deliver the Share Consideration issued to and registered in the name of the Seller by crediting the Seller’s share account in the Purchaser’s register of shareholders with the Share Consideration together with a written confirmation to the Seller from the Purchaser of such entry and (ii) deliver the Purchaser’s Certificate dated as of the Share Closing Date to the Seller.

(d)            It is hereby expressly agreed that, at any time during the period starting as of the Cash Closing Date and ending on the fifth (5th) Business Day after the date of the Purchaser’s AGM, the Purchaser shall be entitled, at its sole discretion (provided, however, that the Purchaser shall be obligated to provide, at least five (5) Business Days in advance of the Cash Payment Option Closing Date, (i) a written notice to the Seller setting forth its decision to exercise the Cash Payment Option in whole or in part, (ii) the number of Exchanged Shares to be acquired by the Purchaser as a result of such exercise and (iii) the contemplated Cash Payment Option Closing Date), to acquire all of the Exchanged Shares for an amount equal to CHF 487,541,880 (four hundred eighty seven million five hundred forty one thousand eight hundred eighty Swiss Francs) in cash (the “Cash Amount”) by wire transfer in immediately available funds to the Seller’s Bank Account in lieu of the Share Consideration (the “Cash Payment Option”). Notwithstanding the immediately preceding sentence, the Purchaser may also elect to acquire only part of the Exchanged Shares in the context of the Cash Payment Option; in such event, the Cash Amount shall be reduced and calculated by multiplying the exact number of Exchanged Shares to be effectively acquired by the Purchaser pursuant to the partial exercise of the Cash Payment Option by CHF 21 (twenty one Swiss Francs), it being understood that the Exchanged Shares not to be effectively acquired by the Purchaser pursuant to the partial exercise of the Cash Payment Option (the “Effectively Exchanged Shares”) shall be transferred to the Purchaser in consideration of a Share Consideration reduced in proportion to the ratio of the Effectively Exchanged Shares over the initial amount of Exchanged Shares set forth in Section 2.1 above. The date on which the Cash Payment Option closing occurs is called the “Cash Payment Option Closing Date”. In the event the Cash Payment Option is exercised by the Purchaser, subject to the satisfaction or waiver of all conditions set forth in Article VI below as of the Cash Payment Option Closing Date, the closing mechanics and deliveries shall be identical in all material respects to those set forth in Sections 2.2(b) and 2.2(c) (the “Cash Payment Option Closing”).

(e)            In the event the issuance of the Share Consideration has not been approved or authorized by an extraordinary shareholders’ meeting of the Purchaser at the latest on the date of the Purchaser’s AGM in accordance with Applicable Law and the Cash Payment Option has not been exercised in full by the Purchaser as of such date, the Share Closing shall take place at the latest on the fifth (5th) Business Day following the date of the Purchaser’s AGM pursuant to the relevant terms and conditions set forth in this Agreement (including the satisfaction or waiver of all conditions set forth in Article VI below as of the Share Closing Date), and the Purchaser agrees to pay to the Seller, as consideration for the Exchanged Shares, an amount equal to the Cash Amount by wire transfer in immediately available funds to the Seller’s Bank Account in lieu of the Share Consideration (provided, however, that in the event of a partial exercise of the Cash Payment Option by the Purchaser prior to the fifth (5th) Business Day following the date of the Purchaser’s AGM, the Cash Amount shall be reduced and calculated by multiplying the exact number of Exchanged Shares to be effectively acquired by the Purchaser pursuant to this paragraph (e) by CHF 21 (twenty one Swiss Francs)).

(f)             In the event of total or partial exercise of the Cash Payment Option and the Cash Payment Option Closing takes place after the Cash Closing, as the case may be, the Purchaser shall pay to the Seller the Interest by wire transfer in immediately available funds to the Seller’s Bank Account. For the avoidance of doubt, the payment of the Interest shall be made as a single wire transfer on (i) the Cash Payment Option Closing Date in the event the Cash Payment Option is exercised in full by the Purchaser or (ii) on the Share Closing Date and/or the Cash Payment Option Closing Date, whichever occurs later, in the event the Cash Payment Option is exercised in part by the Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as of the date hereof and in each case, as applicable, as of the Cash Closing Date, the Share Closing Date and/or the Cash Payment Option Closing Date (or, if made as of a specified date, as of such date) as follows:

3.1            Authorization. The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance by the Seller of this Agreement and the consummation by it of the transactions contemplated herein have been duly authorized by the Seller’s competent corporate bodies, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation by it of the transactions contemplated herein. No vote of, or consent by, the holders of any class or series of capital stock issued by the Seller is necessary to authorize the execution and delivery by the Seller of this Agreement or the consummation by it of the transactions contemplated herein.

3.2            Binding Agreement. This Agreement has been duly executed and delivered by the Seller and, assuming due and valid authorization, execution and delivery thereof by the Purchaser, this Agreement is a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency and other similar laws of general application affecting enforcement of creditors’ rights generally.

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3.3            Organization. The Seller is an Aktiengesellschaft duly organized and validly existing under the laws of Switzerland.

3.4            Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Seller, the consummation by the Seller of the transactions contemplated herein or compliance by the Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of association or other organizational documents of the Seller; (ii) except for the regulatory, antitrust and other approvals, filings and notices set forth in Schedule 3.4 hereof, require any filing with, or permit, authorization, consent or approval of any Governmental Authority or other Person; (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material agreement to which the Seller is a party; (iv) violate any Applicable Law applicable to the Seller or any of its properties or assets; and (v) create any Encumbrance upon any of the Company Equity Securities; except in each case for any non–compliance which, individually or in the aggregate, would be immaterial.

3.5            Ownership of Company Equity Securities. The Seller is the sole legal and “Beneficial Owner” (as determined pursuant to Rule 13d–3 under the Exchange Act) of (i) (a) 14,185,350 Owned Shares and (b) 14,835,000 Purchase Rights as of the date hereof; (ii) (a) the Cash Shares and (b) 14,835,000 Purchase Rights as of the Cash Closing Date; and (iii) subject to the exercise of the Cash Payment Option by the Purchaser, the Exchanged Shares on the Share Closing Date and/or the Cash Payment Option Closing Date, as applicable. To the best of the Seller’s knowledge, all of the Company Equity Securities are duly and validly authorized, issued, fully paid for and non–assessable and were acquired by the Seller in accordance with Applicable Laws. To the best of the Seller’s knowledge, none of the Company Equity Securities were issued in violation of any preemptive rights. The Company Equity Securities are, and at all times up to and including the Cash Closing Date, the Share Closing Date and/or the Cash Payment Option Closing Date, as applicable, the Company Equity Securities will be, Beneficially Owned by the Seller, free and clear of any rights of first refusal, co–sale rights, security interests, liens, pledges, claims, options, charges, proxies, voting trusts or agreements, understandings or arrangement, or any other encumbrances of any kind or nature (“Encumbrances”). The Seller does not Beneficially Own any shares of capital stock of the Company or any securities of any nature convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than the Company Equity Securities.

The Seller has the full power to dispose of the Company Equity Securities. As from the Registration Date at the latest, the Seller has the full power to vote or direct the voting of the Owned Shares and the Purchase Rights Shares. The Seller is not a party to, and the Company Equity Securities are not subject to or bound in any manner by, any contract or agreement of any nature relating to the Company Equity Securities, including any voting agreement, option agreement (other than the Purchase Rights), purchase agreement, shareholders’ agreement, partnership agreement or voting trust.

3.6            Compliance with Applicable Laws. The Seller has complied in a timely manner and in all respects with Applicable Laws in connection with or related or arising as a result of the Seller’s ownership of the Company Equity Securities, except for any non–compliance which, individually or in the aggregate, would be immaterial, and no notice, charge, claim, action or assertion has been received by the Seller or has been filed, commenced or, to the knowledge of the Seller, threatened against the Seller alleging any violation of the foregoing.

3.7            Information. The Seller and its Affiliates are not aware of any Restricted Information or other information in their possession, the disclosure of which could result in a material decrease of the price of the Owned Shares and/or the Purchase Rights or the Purchase Rights Shares or which could result in or cause a material adverse effect on the Company’s financial situation, business or future prospects.

3.8            Litigation. There is no suit, action, proceeding or arbitration pending against or, to the best of the Seller’s knowledge, threatened against or affecting the Seller or any of its Affiliates by any third Person nor is there any Order outstanding against the Seller or any of its Affiliates that (i) relates in any way to the Seller’s ownership of the Company Equity Securities, (ii) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (iii) could reasonably be expected to negatively impair the ability of the Seller to consummate any of the transactions contemplated by this Agreement.

3.9            Full Disclosure. No representation or warranty by the Seller in this Agreement contains or will contain any untrue statement or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as of the date hereof and in each case, as applicable, as of the Cash Closing Date, the Share Closing Date and/or the Cash Payment Option Closing Date (or, if made as of a specified date, as of such date) as follows:

4.1            Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by it of the transactions contemplated herein have been duly authorized by the Purchaser’s Board of Directors, and no other corporate action on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation by it of the transactions contemplated herein, subject only to the approval of or authorization for the issuance of the Share Consideration by the Purchaser’s extraordinary shareholders’ meeting. No vote of, or consent by, the holders of any class or series of capital stock issued by the Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the transactions contemplated herein, subject only to the approval of or authorization for the issuance of the Share Consideration by the Purchaser’s extraordinary shareholders’ meeting.

4.2            Binding Agreement. This Agreement has been duly executed and delivered by the Purchaser and, assuming due and valid authorization, execution and delivery thereof by the Seller, this Agreement is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (provided, however, that the issuance of the Share Consideration remains subject to the approval of or authorization by the Purchaser’s extraordinary shareholders’ meeting), except as limited by applicable bankruptcy, insolvency and other similar laws of general application affecting enforcement of creditors’ rights generally.

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4.3            Organization. The Purchaser is a société anonyme duly organized and validly existing under the laws of the French Republic and is, as of the date hereof, in the process of carrying out a conversion into a Societas Europaea.

4.4            Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the transactions contemplated herein or compliance by the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of association or other organizational documents of the Purchaser; (ii) except for the regulatory, antitrust and other approvals, filings and notices set forth in Schedule 4.4 hereof, require any filing with, or permit, authorization, consent or approval of any Governmental Authority or other Person; (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material agreement to which the Purchaser is a party; and (iv) violate any Applicable Law applicable to the Purchaser or any of its properties or assets; except in each case for any non–compliance which, individually or in the aggregate, would be immaterial.

4.5            Share Consideration. Assuming the approval of or authorization for the issuance of the Share Consideration by the Purchaser’s extraordinary shareholders’ meeting, on the Share Closing Date and subject to Section 2.3(d), the 14,331,037 Purchaser Shares will have been validly issued and, at the moment the Share Consideration is transferred by the Purchaser to the Seller in accordance with Section 2.3(c) above, (i) the Share Consideration will be validly owned by the Seller and (ii) no Encumbrance will exist with respect to the Share Consideration.

4.6            Full Disclosure. No representation or warranty by the Purchaser in this Agreement contains or will contain any untrue statement or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

CERTAIN COVENANTS

5.1            Public Statements. The Seller agrees that, after execution of this Agreement, on the day and the time chosen by the Purchaser, a public statement will be issued in form and substance mutually agreed by the Seller and the Purchaser, which statement will provide to the effect that the Seller is selling all of the Owned Shares and Purchase Rights Shares to the Purchaser. The Seller shall not, without the Purchaser’s explicit prior written approval, make the reporting filings to the Company and to SWX pursuant to Article 20 para. 1 SESTA nor any application for registration of Owned Shares or Purchase Rights Shares with voting rights, except on the last day of the reporting period set forth in Article 18 para. 1 SESTO–FBC, anytime after the close of trading on the New York Stock Exchange on such date. Except as provided in the foregoing sentence, no Party shall, without the prior written consent of the other, issue or make, directly or indirectly, any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby; provided, however, that a Party and its Affiliates may, without the prior written consent of the other, issue or make any report, statement or release required at or by such time by Applicable Law or any listing agreement or arrangement with a national securities exchange or national market system to which such Party or any of its Affiliates is subject; provided, further however, that, to the extent practicable, the other Party to this Agreement is so notified as soon as possible in advance of such report, statement or release and, to the extent practicable, given a reasonable opportunity to review and comment on the report, statement or release.

5.2            Further Assurances. The Seller and the Purchaser hereby covenant and agree to use their best efforts to do or procure to be done such further actions as may be reasonably necessary or desirable to carry out the purposes and intent of this Agreement.

5.3	Governmental Approvals.

(a)            Each of the Purchaser and the Seller shall coordinate and cooperate with one another and shall each use its best efforts to make, as promptly as practicable after the date hereof, all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Authority, in any jurisdiction in connection with the transactions contemplated by this Agreement, including the Mandatory Approvals and Notifications and use its best efforts in responding to requests for additional information and documentary material from Governmental Authority. The Purchaser and the Seller each shall promptly supply the other with any information that may be required in order to effectuate any filings or applications pursuant to this Section 5.3(a).

(b)            Without limiting the generality of the foregoing, as promptly as practicable after the date hereof, the Seller and the Purchaser shall file all requests for the Mandatory Approvals and Notifications with the competent Governmental Authorities. Each Party shall give to the other Party prompt written notice if it receives any notice or other communication from any Governmental Authority in connection with the Mandatory Approvals and Notifications, and, in the case of any such notice or communication that is in writing, shall promptly furnish the other Party with a copy thereof. If any Governmental Authority requires that a hearing be held in connection with any such Mandatory Approval and Notification, each Party shall use its best efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by such Party.

5.4	Compliance with Applicable Laws.

(a)            The Seller shall comply in a timely manner and in all respects with all Applicable Laws in connection with or related or arising as a result of (i) the Seller’s ownership of the Company Equity Securities (including the exercise of the Purchase Rights in order to comply with its obligations to deliver the Cash Shares and the Exchanged Shares pursuant to Sections 2.2 and 2.3 above) and (ii) the Seller being a Party to this Agreement, including all Applicable Laws with respect to insider trading and market manipulation.

(b)            The Purchaser shall comply in a timely manner and in all respects with all Applicable Laws in connection with or related or arising as a result of the Purchaser being a Party to this Agreement, including all Applicable Laws with respect to insider trading and market manipulation.

5.5            No Transfer of the Company Equity Securities. The Seller hereby agrees that, at all times during the period commencing with the execution of this Agreement until the Share Closing or the Cash Payment Option Closing (whichever occurs later) or termination of this Agreement in accordance with its terms, the Seller shall not cause or permit any Transfer of any of the Company Equity

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Securities to be effected (other than for, and solely for, purposes of Article II hereof, subject always to compliance with the provisions of Section 5.4(a) above), or in any way whatsoever discuss, negotiate or make any offer regarding any Transfer of any of the Company Equity Securities without the prior written consent of the Purchaser. The Seller hereby agrees that, at all times commencing with the execution of this Agreement until the Share Closing or the Cash Payment Option Closing (whichever occurs later) or termination of this Agreement in accordance with its terms, the Seller shall not deposit, or permit the deposit of, any Company Equity Securities in a voting trust, grant any proxy in respect of the Company Equity Securities, or enter into any voting agreement or similar arrangement or commitment with respect to any of the Company Equity Securities.

5.6            Share Consideration Price Adjustment. In the event the Share Consideration (or a part thereof in case of partial exercise of the Cash Payment Option pursuant to Section 2.3(d) above) is transferred to the Seller after the distribution of the Purchaser’s 2006 dividend, the Purchaser shall pay to the Seller, as purchase price adjustment and in cash by wire transfer in immediately available funds to the Seller’s Bank Account, an aggregate amount equal to the paid 2006 dividend per Purchaser Share multiplied by the amount of Purchaser Shares effectively included in the Share Consideration.

5.7            Aggregate Consideration Adjustment. The Aggregate Consideration shall be adjusted for any dilutive effects in respect of the Owned Shares and the Purchase Rights Shares occurring until the Share Closing or the Cash Payment Option Closing (whichever occurs later), as applicable, including dividend payments and other distributions of any kind, demergers, capital increases with an issuance price per Company Share below the then prevailing stock market price, the sale of treasury shares by the Company with a sales price below and the purchase of treasury shares by the Company with a purchase price above the then prevailing stock market price (but excluding capital increases and the sale of treasury shares following the exercise of options that have been issued in the ordinary course of business substantially consistent with prior practice based on the existing employee stock option and share participation plans), the issuance of options, warrants, convertible securities and other rights of any kind to acquire Company Shares, as the case may be, and repayments of capital. In case of dividend payments of any kind, the adjustment shall be effected by deduction of the gross amount of such dividend per Company Share from the Aggregate Consideration, it being understood that such deduction between the Aggregate Cash Amount and the Share Consideration shall be jointly agreed upon between the Parties; in the event the Parties do not agree upon a joint allocation, the allocation of such deduction between the Aggregate Cash Amount and the Share Consideration shall be carried out on a pro–rated basis (it being understood that for such purposes the value of each Purchaser Share shall be CHF 34,02 (thirty four Swiss Francs and two cents)).

In lieu of an adjustment pursuant to the immediately preceding paragraph of this Section 5.7, the Purchaser may require the Seller, at its sole discretion, to transfer to the Purchaser the compensation, right or contribution granted to the Company’s shareholders causing the dilutive effect, including dividends or other distributions, or shares of a demerged part of the Company. Such transfer shall be without additional consideration of any nature (other than reimbursement by the Purchaser of the price paid and the expenses incurred by the Seller in order to obtain such compensation or contribution). If the Company grants to the Seller, or offers to the Seller, or if the Seller has pre–emptive rights for, shares or other equity or equity–linked securities of the Company, including shareholder options, the Seller shall without delay inform the Purchaser and the Purchaser may, in lieu of an adjustment pursuant to the preceding paragraph, request in writing that the Seller, for the benefit of the Purchaser, acquire and exercise such pre–emptive rights, shares or other equity or other equity–linked securities, including shareholder options, if the Purchaser pre–pays the acquisition and/or exercise price and any related expenses. The transfer to the Purchaser of the securities so acquired by the Seller shall occur at the Cash Closing or, subject to the conditions to closing being satisfied, at a later closing or any other date jointly agreed between the Parties. If such conditions are not satisfied, so that the transactions contemplated in this paragraph do not close, the Seller shall, upon written instruction by the Purchaser, sell the securities so acquired and deliver the net proceeds to the Purchaser.

5.8            Execution of Contribution Agreement. Immediately after the execution of this Agreement, in order to comply with applicable French law provisions relating to contribution (apport en nature) procedures and governing the issuance of the Share Consideration, each of the Parties agrees to execute the contribution agreement (traité d’apport) in the form set forth in Exhibit 1 hereof.

5.9            Confidentiality. Each of the Parties undertakes to comply with the terms of the Confidentiality Agreement (save for the provisions of Sections 4,5 and 9 thereof which shall have no further force or effect following the date hereof).

ARTICLE VI

CONDITIONS TO CLOSING

6.1            Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to purchase the Cash Shares and the Exchanged Shares pursuant to the terms of this Agreement shall in each case be subject to the satisfaction (or waiver by the Purchaser) of the following conditions at or prior to as of the Cash Closing Date, the Share Closing Date and/or the Cash Payment Option Closing Date, as applicable:

(a)            the representations and warranties of the Seller contained in Article III above shall be true, complete and correct when made and as of the Cash Closing Date, the Share Closing Date and/or the Cash Payment Option Closing Date, as applicable, except for breaches which, individually or in the aggregate, would in each case be immaterial; and

(b)           the Seller shall have performed all of its obligations and complied with all of its covenants, agreements, undertakings or obligations required to be performed or to be complied by it under this Agreement on or prior to the Cash Closing Date, the Share Closing Date and/or the Cash Payment Option Closing Date, as applicable, except for cases of non–performance or non–compliance which, individually or in the aggregate, would in each case be immaterial.

6.2            Conditions to the Seller’s Obligations. The obligation of the Seller to sell the Cash Shares and the Exchanged Shares pursuant to the terms of this Agreement shall in each case be subject to the satisfaction (or waiver by the Seller) of the following conditions at or prior to the Cash Closing Date, the Share Closing Date and/or the Cash Payment Option Closing Date, as applicable:

(a)            the representations and warranties of the Purchaser contained in Article IV above shall be true, complete and correct when made and as of the Cash Closing Date, the Share Closing Date and/or the Cash Payment Option Closing Date, as applicable, except for breaches which, individually or in the aggregate, would in each case be immaterial; and

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(b)            the Purchaser shall have performed all of its obligations and complied with all of its covenants, agreements, undertakings or obligations required to be performed or to be complied by it under this Agreement on or prior to the Cash Closing Date, the Share Closing Date and/or the Cash Payment Option Closing Date, as applicable, except for cases of non–performance or non–compliance which, individually or in the aggregate, would in each case be immaterial.

6.3            Conditions to the Parties’ Obligations. The obligation of the Purchaser to purchase the Cash Shares and the Exchanged Shares and the obligation of the Seller to sell the Cash Shares and the Exchanged Shares to the Purchaser shall in each case be subject to the satisfaction of the following conditions at or prior to the Cash Closing Date, the Share Closing Date and/or the Cash Payment Option Closing Date, as applicable:

(a)            all Mandatory Approvals and Notifications shall have been obtained and/or made or the applicable Governmental Authority shall have stated that it has no objections to the transactions contemplated herein, as applicable, without the relevant Governmental Authority imposing material conditions on the Purchaser or the Company in connection with the consummation of the transactions contemplated in this Agreement; and

(b)            no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law which (i) has the effect of making the sale and purchase of the Cash Shares and/or the Exchanged Shares pursuant to this Agreement, illegal or otherwise prohibiting, restraining or preventing consummation of the sale and purchase of the Cash Shares and/or the Exchanged Shares pursuant to this Agreement, and (ii) is final, binding and non–appealable.

ARTICLE VII

TERMINATION

7.1            Termination. This Agreement may be terminated at any time prior to the Share Closing Date or the Cash Payment Option Closing Date (whichever occurs later) as follows:

(a)            by the Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement; provided, however, that if such material breach is curable through the exercise of reasonable efforts within fifteen (15) Business Days following the receipt of written notice from the Purchaser of such breach, the Purchaser may not terminate this Agreement under this Section 7.1(a) during such fifteen (15)–Business Day period; provided further that the Seller continues to exercise all reasonable efforts to cure such breach through such fifteen (15)–Business Day period; or

(b)            by the Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement; provided, however, that if such material breach is curable through the exercise of reasonable efforts within fifteen (15) Business Days following the receipt of written notice from the Seller of such breach, the Seller may not terminate this Agreement under this Section 7.1(b) during such fifteen (15)–Business Day period; provided further that the Purchaser continues to exercise all reasonable efforts to cure such breach through such fifteen (15)–Business Day period.

7.2            Effect of Termination. In the event of the termination of this Agreement by any Party hereto pursuant to the terms hereof, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made and such termination shall be effective immediately upon valid delivery of such written notice, and there shall be no liability or obligation thereafter on the part of the Parties except (i) for fraud and/or (ii) for breach of this Agreement prior to such termination. If such termination occurs after the valid completion of a closing pursuant to this Agreement (i.e., the Cash Closing, the Share Closing or the Cash Payment Option Closing, as applicable), such closing shall, without prejudice to potential damages, not be unwound, unless the cause of the termination affects the validity or legality of such closing.

ARTICLE VIII

INDEMNIFICATION

8.1            Survival Periods. All representations and warranties of each of the Seller and the Purchaser contained in Articles III and IV of this Agreement, respectively, and all claims and causes of action with respect thereto, shall terminate (Verjährung) on the third (3rd) anniversary of the Share Closing Date or the Cash Payment Option Closing Date (whichever occurs later), except with respect to the representations and warranties of the Seller contained in Sections 3.5 and 3.6 which shall survive the Closing for a period of five (5) years after the Share Closing Date or the Cash Payment Option Closing Date (whichever occurs later). Any claim or cause of action with respect to a breach of any covenant, agreement, undertaking or obligation of either the Purchaser or the Seller under this Agreement shall terminate (Verjährung) upon the expiration of the applicable statute of limitation period. Notice (Rüge) of any claim for indemnification under Sections 8.2 and 8.3 hereof shall have been duly given by any Party hereto if given any time within the applicable survival period. In such case, the claims and rights to indemnification of any such Party relating to such breaches of representations and warranties, covenants, agreements, undertakings or obligations that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. Articles 200, 201 and 210 of the Swiss Code of Obligations are hereby expressly waived by the Parties.

8.2            Indemnification by Seller. The Seller shall indemnify and hold harmless the Purchaser, its Affiliates and their directors, officers, employees, representatives and agents (“Representatives”), and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against any costs or expenses (including attorneys’ and consultants’ fees), judgments, fines, losses, claims and damages (excluding however indirect or consequential damages of any nature whatsoever) (collectively, “Damages”) incurred by the Purchaser Indemnified Parties which directly arise out of or are the result of or relate to (i) any breach of any representation or warranty made by the Seller in Article III of this Agreement and (ii) any breach of or failure to perform any covenant, agreement, undertaking or obligation required to be performed by the Seller under this Agreement.

8.3            Indemnification by Purchaser. The Purchaser shall indemnify and hold harmless the Seller, its Affiliates and Representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, “Seller Indemnified Parties”) from and against any Damages incurred by the Seller Indemnified Parties which directly arise out of or are the result of or relate to (i) any breach of any

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representation or warranty made by the Purchaser in Article IV of this Agreement and (ii) any breach of or failure to perform any covenant, agreement, undertaking or obligation required to be performed by the Purchaser under this Agreement.

8.4            Limitation of Liability. Notwithstanding any provision to the contrary set forth in this Agreement, the Seller shall not be obligated to indemnify the Purchaser Indemnified Parties and the Purchaser shall not be obligated to indemnify the Seller Indemnified Parties pursuant to any provisions of this Article VIII unless and until the Damages amount to at least CHF 15,000 (fifteen thousand Swiss Francs) per individual breach; provided, however, that the Seller or the Purchaser, as the case may be, shall only be liable for Damages up to an aggregate amount which shall under no circumstances exceed CHF 609,427,350 (six hundred nine million four hundred twenty seven thousand three hundred fifty Swiss Francs)).

ARTICLE IX

MISCELLANEOUS

9.1            Fees and Expenses; Taxes. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein shall be paid by the Party incurring such expenses. The Seller and the Purchaser shall each bear all Taxes incurred in connection with this Agreement; provided, however, that notwithstanding the foregoing, the Swiss securities transfer stamp tax (Umsatzabgabe), if any, payable in connection with this Agreement, shall be borne by the Seller.

9.2            Consent to References. The Seller agrees that the Purchaser and the Company shall be entitled to include in filings under the rules and regulations of the SESTA (including to the independent review body), the ISA, the AMF General Regulation, the Exchange Act (including any Schedule 13D filing by the Purchaser), and any other rules and regulations of applicable Governmental Authorities information to the effect that the Seller has agreed to sell the Owned Shares and the Purchase Rights Shares to the Purchaser and this Agreement.

9.3            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by courier service, (ii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day) if delivered by an internationally recognized courier service. All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers:

(i)	if to the Purchaser, to:

SCOR S.A.

1, avenue du Général de Gaulle

92800 Puteaux, France

Fax: + 33 1 46 98 78 39

Attention: General Counsel

with a copy to (which shall not constitute notice to the Purchaser):

Skadden, Arps, Slate, Meagher & Flom LLP

68, rue du Faubourg Saint–Honoré

75008 Paris, France

Fax: + 33 1 55 27 11 99

Attention: Armand W. Grumberg

Homburger

Weinbergstrasse 56/58

CH–8006 Zurich, Switzerland

Fax: + 41 43 222 15 00

Attention: Dieter Gericke

(ii)	if to the Seller, to:

Patinex AG

Egglirain 24

CH–8832 Wilen, Switzerland

Fax: + 41 44 786 6610

Attention: Ralph Stadler

9.4            Entire Agreement; No Third Party Beneficiaries. This Agreement and the Exhibits and Schedules hereto constitute the entire agreement and, subject to Section 5.9 above, supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder.

9.5            Specific Performance. The Parties hereto agree that irreparable damages would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law that may be available, and the Parties waive and shall waive in such proceedings the posting of any bond or security in connection with any proceedings related thereto. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any of the Parties shall not preclude the simultaneous or later exercise of any other such right, power or remedy by the Purchaser.

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9.6            Waivers and Amendments; Non–Contractual Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, only by a written instrument signed by each of the Seller and the Purchaser or, in the case of a waiver, only by a written instrument signed by the Party entitled to waive compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise expressly set forth herein, the rights and remedies herein provided are cumulative and are not exclusive of any right or remedies that any Party may otherwise have pursuant to Applicable Law.

9.7            Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, permitted assigns and legal representatives. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party.

9.8            Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions shall continue in full force without being impaired or invalidated in any way. The Parties agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

9.9            Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, without regard to the principles of conflicts of laws thereof.

9.10          Arbitration.

(a)            Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”) shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“Rules”) then in effect, except as modified herein. The Parties recognize that it is in their best interests to resolve any Dispute as expeditiously as possible.

(b)            The place of arbitration shall be Zurich (Switzerland). Any meetings and hearings related to the arbitration shall be held in the English language. There shall be three (3) arbitrators of whom (i) one (1) shall be nominated by the Seller, (ii) one by the Purchaser and (iii) one by the two (2) arbitrators so nominated, in accordance with the Rules, which arbitrator shall serve as chairman of the Arbitral Tribunal (as defined in the Rules), within twenty (20) Business Days following the confirmation of the nomination of the second (2nd) arbitrator. If any of the arbitrators are not timely nominated, then on the request of any Party, any arbitrator(s) not timely nominated shall be appointed by the International Court of Arbitration of the International Chamber of Commerce, within twenty (20) Business Days following receipt of a request in accordance with the Rules.

(c)            The Terms of Reference (as defined in the Rules) shall be signed by the Parties as expeditiously as possible but no later than thirty (30) Business Days after the confirmation of the appointment of the third (3rd) arbitrator. The hearing on the merits shall be held as expeditiously as possible, and no later than eighty (80) Business Days after the signing of the Terms of Reference unless otherwise decided by the Arbitral Tribunal.

(d)            The arbitrators shall be bound by the terms and conditions of this Agreement and shall apply the substantive laws of Switzerland. The Arbitral Tribunal is empowered to award damages, declaratory relief, injunctive relief with regard to any Dispute only in accordance with the terms of the Agreement.

(e)            The award shall be rendered within thirty (30) Business Days following the close of the hearing (and, except if otherwise expressly agreed to by the Parties, specifically excluding any extension of this time limit that may be ordered by the International Court of Arbitration pursuant to Article 24.2 of the Rules either at the request of the Arbitral Tribunal or upon its own initiative). The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accountings presented to the Arbitral Tribunal.

(f)             By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue any conservatory and interim measures or enforcement orders and actions. Without prejudice to such provisional remedies and enforcement orders and actions as may be available under the jurisdiction of a national court, the Arbitral Tribunal shall have full authority to grant provisional remedies or order the Parties to request that a court modify or vacate any conservatory and interim measures ordered by such a court, and to award damages for the failure of any Party to respect the Arbitral Tribunal’s orders to that effect.

(g)            This agreement to arbitrate set forth in this Section 9.10 shall be binding upon the successors, assigns and any trustee or receiver of each Party.

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IN WITNESS WHEREOF this Agreement has been duly executed by each of the Parties hereto as of the date first written above.

SCOR S.A.		PATINEX AG

By:	/s/ Dennis Kessler	By:	/s/ Martin Ebner
Name:	Dennis Kessler	Name:	Martin Ebner
Title:	Chief Executive Officer	Title:	Chairman

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